EXHIBIT 99.1


[PEOPLES BANCORP LOGO]                                      PEOPLES BANCORP INC.
                                               P.O. BOX 738-MARIETTA, OHIO-45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
April 10, 2007                            (740) 373-3155



       PEOPLES BANCORP INC. ACCEPTS RESIGNATION OF CHIEF FINANCIAL OFFICER
                   AND NAMES INTERIM CHIEF FINANCIAL OFFICER
 ------------------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) today announced that Donald J. Landers resigned effective April 9, 2007 as Chief Financial Officer and Treasurer of Peoples Bancorp Inc. and subsidiary Peoples Bank, National Association ("Peoples Bank").
         "We thank Don for his hard work and contributions he made to our finance and accounting functions," said Mark F. Bradley, Peoples Bancorp Inc.'s President and Chief Executive Officer. "We wish him success in his future endeavors."
         Landers joined the company in 2003 as Controller and Chief Accounting Officer of Peoples Bancorp Inc. and Peoples Bank, and was promoted to Chief Financial Officer and Treasurer of both entities on August 1, 2006. Landers plans to pursue other career opportunities.
         Carol A. Schneeberger, Executive Vice President of Operations, has been named interim Chief Financial Officer and Treasurer, in addition to her duties as Executive Vice President of Operations.
         Schneeberger, a CPA with nearly 30 years experience at Peoples Bancorp Inc., has served the company in a variety of capacities during her career and currently sits on Peoples Bancorp Inc.'s Asset/Liability Management Committee and Disclosure Committee. She also oversees the company's compensation, risk management, and other financial and regulatory compliance programs. Schneeberger previously served as director of Peoples Bancorp Inc.'s internal audit function.
         A search for a permanent Chief Financial Officer and Treasurer will begin in the near term. Peoples Bancorp Inc. will release its first quarter earnings on April 26, 2007.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 37 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ Global Select Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE